UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☒  Definitive Additional Materials
☐  Soliciting Material under Rule 14a-12

Annaly Capital Management, Inc.
(Name of Registrant as Specified In Its Charter)
________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No. :

	(3)	Filing Party:

	(4)	Date Filed:

Independent Directors of Annaly Capital Management, Inc. Unanimously Approved the Management Externalization Proposal and Recommend Shareholders Vote “FOR” the Proposal

Management Externalization Proposal Could Result in Net Present Value Savings of $210.9 Million Over Five Years

NEW YORK--(BUSINESS WIRE)--Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) filed today its definitive proxy statement with the SEC seeking shareholder approval for, among other proposals, the Company entering into a management agreement with Annaly Management Company LLC (the “Manager”) under which the Manager will assume responsibility for the Company’s management. Under the proposal, the Company would pay the Manager an annual management fee of 1.05% of the Company’s stockholders’ equity, and the Manager would be responsible for paying all compensation expenses associated with managing the Company and its subsidiaries.  The Company’s independent directors unanimously approved the Management Externalization Proposal and recommend shareholders vote “FOR” the approval of the Management Externalization Proposal.

“We worked with our independent directors to carefully craft an externally managed company that is the most shareholder-friendly across our peer group,” said Wellington J. Denahan, Annaly’s Chairman and Chief Executive Officer. “We believe that converting to an externally managed company and capping compensation expense as a fixed percentage of equity while we diversify our strategies will result in significant cost savings going forward,” said Ms. Denahan.  “Not only is the management fee the lowest fixed management fee as a percentage of stockholders’ equity in the industry, but we believe that our proposal provides for significant shareholder benefits.”

These benefits include and the terms compare favorably to our peer group:

•	5 year estimated net present value cost savings of $210.9 million
•	2012 pro forma savings of $48.0 million
•	Management Fee: 1.05% for us, 1.50% median for the peer group
•	Termination Fee: None for us, 3.0 times last 2 years average annual fee for the peer group
•	Alignment of interests with adoption of stock ownership requirements for our senior executive officers amounting to total stock ownership of $38.7 million for senior executives

We encourage all our shareholders to read our proxy statement which provides more detail on the proposal and vote their shares.

About Annaly Capital Management, Inc.

Annaly’s principal business objective is to generate net income for distribution to its shareholders from its investment securities and from dividends it receives from its subsidiaries. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to integrate the commercial mortgage business; our ability to consummate any contemplated investment opportunities; risks associated with the businesses of our subsidiaries, including the investment advisory business of our wholly-owned subsidiaries, including: the removal by clients of assets managed, their regulatory requirements, and competition in the investment advisory business; risks associated with the broker-dealer business of our wholly-owned subsidiary; changes in government regulations affecting our business; our ability to maintain our qualification as a REIT for federal income tax purposes; and our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contact:

Annaly Capital Management, Inc.

Investor Relations, 888-8Annaly